Pricing Supplement No. 11 dated April 30, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$30,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒
Original Issue Date:	May 7, 2003	Closing Date: May 7, 2003		CUSIP Number:	78442F AR9
Maturity Date:	April 25, 2018	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes
Redeemable at the option of the Company:	☐ No	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption.
	☒ Yes	Redemption Dates:	April 25, 2006 and each October 25th and April 25th therafter during the term of the Notes upon 30 days written notice to holders of the Notes.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Fixed Rate Notes Only:

Interest Rate:

For the period from and including the Closing Date to but excluding April 25, 2006, the Interest Rate on the Notes shall be 5.15%.

For the period from and including April 25, 2006 to the Maturity Date or the Redemption Date, whichever is earlier, the Interest Rate on the Notes shall be 5.32%.	Interest Payment Dates:	Each April 25th and October 25th during the term of the Notes unless earlier redeemed, subject to adjustment in accordance with the following business day convention, beginning October 27, 2003.
Interest Accrual Method: 30/360	Interest Periods:
From and including the Closing Date or each April 25th or October 25th thereafter, as the case may be, to and including the next succeeding April 24th or October 24th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

Merrill Lynch & Co.

April 30, 2003

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agent is acting as underwriter in connection with this issuance.
	Agent	Principal Amount of Notes
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$30,000,000
Issue Price:	100.00%.
Agents' Commission:	0.550%.
Net Proceeds to Issuer:	99.45%.
Net Proceeds:	$29,835,000.
Concession:	N/A
Reallowance:	N/A
CUSIP Number:	78442F AR9
ISIN Number:	US78442F AR91

The Underwriter has arranged a swap in connection with the Notes and may have received compensation for arranging the swap transaction.

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.